As filed with the Securities and Exchange Commission on May 24, 1996

                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------

                           UNIGENE LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)

                         -------------------------------

           Delaware                                         22-2328609
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                        Identification Number)

                         -------------------------------

                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (201) 882-0860
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        -------------------------------

                            Warren P. Levy, President
                           Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (201) 882-0860
         (Name, address, including zip code, telephone number, including area code, of agent for service)

                         -------------------------------

                                    Copy to:
                            D. Michael Lefever, Esq.
                               Covington & Burling
                   P.O. Box 7566, 1201 Pennsylvania Ave., N.W.
                           Washington, D.C. 20044-7566

                         -------------------------------

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

                         -------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offer. [   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration
statement for the same offering. [   ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box. [   ]

                         -------------------------------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                          Amount to be        Proposed maximum          Proposed maximum              Amount of
Title of each class of securities to       registered        offering price per        aggregate offering         registration fee
            be registered                                          share(1)                  price(1)
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)             9,000,000(2)              $3.97                  $35,730,000                 $12,321
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices per share of Common Stock of the Registrant on May 20, 1996 as reported on the Nasdaq National Market.
(2) Plus such indeterminate number of additional shares of Common Stock, par value $.01 per share, that may be issuable pursuant to certain anti-dilution provisions or certain adjustment provisions under the warrants, options and convertible securities described herein.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



Prospectus                                                 Subject to Completion
                                                                    May 24, 1996


                           UNIGENE LABORATORIES, INC.

                                  Common Stock
                           (par value $.01 per share)
                                 ---------------

                  This Prospectus relates to the resale of up to 7,692,201 shares of common stock, par value $.01 per share (the "Common Stock"), of Unigene Laboratories, Inc., a Delaware corporation (the "Company") issued or issuable to certain persons or entities (the "Selling Shareholders") in connection with the transactions described herein. This Prospectus also relates to an indeterminate number of additional shares of Common Stock that may be issued to certain of the Selling Shareholders pursuant to anti-dilution provisions or certain adjustment provisions contained in the warrants, options and convertible debentures described herein. All of the shares offered hereby will be offered and sold by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

                  The Common Stock is listed on the Nasdaq National Market under the symbol UGNE. On May 20, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $4.13 per share.

                  The Common Stock may be offered from time to time by the Selling Shareholders to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices. In effecting sales, brokers, dealers or other agents engaged by the Selling Shareholders may arrange for other brokers, dealers or agents to participate. Such brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

                  Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders.

           INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
                  DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                The date of this Prospectus is ___________, 1996.

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and the public reference facilities located at the regional offices of the Commission at the following addresses:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, and to the exhibits incorporated therein by reference or filed as a part thereof. Any statements contained herein concerning the provisions of any such exhibits are not necessarily complete and, in each instance, reference is made to the copy of such exhibit filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

                  1. The Annual Report of the Company on Form 10-K for the year ended December 31, 1995 (the "1995 10-K").

                  2. The Annual Report of the Company on Form 10-K/A filed April 29, 1996 amending the 1995 10-K.

                  3. The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1996.

                  4. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on August 4, 1987.

         All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offerings to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded by this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge copies of all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered on the written or oral request of such person to: William Steinhauer, Controller, 110 Little Falls Road, Fairfield, New Jersey 07004 (telephone number (201)882-0860).

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors concerning the Company and its business before purchasing securities offered by this Prospectus.

         Absence of Operating Revenues and Liquidity; History of Losses; Auditors' Report - Going Concern Considerations. The Company has incurred annual operating losses since its inception and, as a result, at March 31, 1996, had an accumulated deficit of $35,700,000. The Company has not received any significant operating revenues during the last five years.

         In addition to operating its production facility and seeking approval for its Calcitonin for human use, the Company intends to continue certain internally funded research activities such as the development of a Calcitonin pill, all of which will contribute to continuing losses from operations. All of the Company's contracts to perform sponsored research have been completed or cancelled and, at present, it has almost no operating revenues. It is unlikely that the Company's operating results will improve unless it is able to license its technology, obtain new projects, or successfully produce and sell its products. The Company may continue to incur losses over the next several years. The auditors' report for the fiscal year ended December 31, 1995 contains an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern.

         The Company has sufficient financial resources to sustain its operations at the current level through approximately the third quarter of 1996. To continue its operations beyond that time will require that the Company enter into additional financing transactions or marketing, joint venture or licensing agreements. There can be no assurance that any such financings will occur or that any such agreements will be entered into by the Company.

         Transition  to  Production;  Possibility  of  Delays  or  Inability  to
Manufacture  and  Market  Products.   The  Company  is  currently  undergoing  a
transition from its historical research orientation toward a business with a pharmaceutical production focus. Accordingly, the Company is likely to incur the problems, delays, expenses and difficulties typically encountered by enterprises in the Company's stage of transition, many of which may be beyond the Company's control.

         No product of the Company has been commercialized for human pharmaceutical use. The commercial manufacture and sale of any such product will require the approval of the U.S. Food and Drug Administration ("FDA") and by comparable regulatory authorities outside of the United States. See "Risk Factors - Government Regulation." There can be no assurance that clinical testing will be successful or that the clinical results will be adequate to support regulatory submissions. Furthermore, there can be no assurance that the Company's products will be demonstrated to be safe and effective or that they will be approved by the appropriate regulatory authorities. Even if any such products are approved, there is no assurance that they can be manufactured in commercial quantities at reasonable costs. Due to the Company's limited clinical, manufacturing and regulatory experience and the absence of a marketing organization, it may be necessary for the Company to rely on sponsors or other parties to perform such tasks for the commercialization of pharmaceutical-grade products. See "Risk Factors - Dependence on Large Pharmaceutical Companies."

         Expanded consumer acceptance of pharmaceutical-grade Calcitonin may be dependent on development of a consumer acceptable delivery system. The Company and others are conducting research on new delivery systems for Calcitonin including oral technology. There can be no assurance that the Company will develop suitable oral delivery systems or that governmental approval of any such delivery system will be obtained. There can also be no assurance that others will not develop oral or other delivery systems that could compete with or surpass any oral delivery system developed by the Company. Moreover, there are non-Calcitonin products currently being marketed for osteoporosis treatment and other non- Calcitonin products in development that will compete with Calcitonin products. See "Risk Factors - Technological Change and Competition."

         There can be no assurance that the Company will have sufficient financial resources to fund its operations until such time as it is able to generate revenues that are sufficient to sustain its operations. See "Risk Factors - Absence of Operating Revenues and Liquidity; History of Losses; Auditors' Report - Going Concern Considerations."

         New Production Facility. During 1994, the Company completed construction of a facility for the production of pharmaceutical-grade Calcitonin and other peptide hormones. The Company is leasing the facility under a 10-year agreement which began in February 1994. The Company has two 10-year renewal options as well as an option to purchase the facility. The Company is undertaking steps to secure FDA validation of the facility which would allow it to manufacture Calcitonin for human pharmaceutical use. The facility has begun producing Calcitonin in accordance with current Good Manufacturing Practice ("cGMP") regulations, but there is no assurance that the facility will be approved by the FDA. Furthermore, there can be no assurance that the facility will be able to achieve its production goals, that production at this facility will be profitable to the Company, that others will not develop processes and products superior to, or otherwise precluding the Company from commercial utilization of this facility, that there will be a market for the Company's products produced by the facility, or that sufficient funds will be available for the Company to complete the pre-production process or to produce and market its products from the facility.

         Dependence on Large Pharmaceutical Companies. The Company has been and expects to continue to be dependent on large pharmaceutical companies for revenues from sales of product, research sponsorship, joint ventures and licensing arrangements. During the 1987 to 1990 period, the Company's operating revenues resulted primarily from research which was totally or substantially funded by pharmaceutical companies. The Company currently has no sponsored research projects. There is no assurance that the Company will be successful in its efforts to enter into new research or licensing agreements or other revenue producing arrangements.

         The Company's past contracts with certain pharmaceutical company sponsors provide for payment of royalties to the Company on commercial sales of the products of sponsored research projects. However, there can be no assurance that such sponsors will successfully commercialize any product based on the Company's technology. It currently is unlikely that the Company will receive any material royalties under such past agreements.

         In June 1995, the Company entered into a joint venture agreement with the Qingdao General Pharmaceutical Company and its Huanghai factory for the production and marketing of Calcitonin in China. Under the agreement, the Chinese partners will finance the project, including the construction and operation of a dedicated manufacturing facility in China which will utilize the Company's propriety production technology. The Company will provide the joint venture with technology and training as well as the Company's proprietary enzyme at a discounted price. The Company will receive a combination of fixed fees and minimum annual royalties based upon sales of the end product. There is no assurance that this joint venture will be successful or that the Company will receive significant income from the joint venture.

         Risks of International Operations. The Company's potential major customers, partners and licensees include foreign companies or companies with significant international business. The business operations of such companies and their ability to pay license fees, royalties and other amounts due and otherwise to perform their obligations to the Company under agreements with the Company may be subject to approval or regulation by foreign governments. There can be no assurance that required approvals will be received. The failure to receive required approvals, governmental regulations and other risks, including political and foreign currency risks, could affect the ability of the Company to earn or receive payments pursuant to such agreements and, in such event, may have a material adverse effect on the Company's future operations.

         Technological Change and Competition. The Company has concentrated most of its efforts on one product - the use of Calcitonin for the treatment of osteoporosis. The market for this treatment of osteoporosis is subject to rapid, unpredictable and significant technological change. Competition from specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions is intense. Most of the competitors of the Company have substantially greater financial and other resources than does the Company. There can be no assurance that developments by others, including alternative chemical means of amidation, alternative processes which eliminate the need for amidation, and new delivery systems and other osteoporsis treatments, will not render the Company's technologies and products derived therefrom obsolete or noncompetitive.

         Product Liability. Product liability claims relating to the Company's technology or products may be asserted against the Company. There can be no assurance that the Company will have sufficient resources to defend against or satisfy any such liability. Although the Company has recently obtained product liability insurance coverage, product liability or other judgments against the Company in excess of insurance limits could have a material adverse effect upon the Company's business and financial condition.

         Patents and Proprietary Technology. The Company has filed applications for U.S. patents relating to the proprietary amidation and immunization processes and Calcitonin pill invented in the course of its research. To date, the following two patents have issued: Immunization By Immunogenic Implant, a process patent, and Alpha-Amidation Enzyme, a process and product patent. Other applications are pending. Filings related to the amidation process have also been made in selected foreign countries and nine such foreign patents have issued. There can be no assurance that any of the Company's pending applications will issue as patents or that the Company's issued patents will provide the Company with significant competitive advantages. Furthermore, there can be no assurance that competitors will not independently develop or obtain similar or superior technologies. Although the Company believes its patents and patent applications are valid, the invalidation of its Alpha-Amidation Enzyme patent or the failure of certain of its pending Alpha-Amidation Enzyme-related applications to issue as patents could have a material adverse effect upon the Company's business. Difficulties in detecting and proving infringement are generally greater with process patents than with product patents. In addition, the value of a process patent may be reduced if the products that can be produced using such process have been patented by others. Under such circumstances, the cooperation of these patent holders or their sublicensees would be needed for the commercialization of the aforementioned patented products in countries where these companies hold valid patents.

         In some cases, the Company relies on trade secrets to protect its inventions. It is the policy of the Company to include in all research contracts, joint development agreements and consulting relationships that provide access to the Company's trade secrets and other know-how confidentiality obligations binding on the parties involved. However, there can be no assurance that these secrecy obligations will not be breached to the detriment of the Company. To the extent sponsors, consultants or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company.

         Government Regulation. The laboratory research activities of the Company and its sponsors, collaborators and licensees, and the processes and products which may be developed by them and the new production facility, are subject to significant regulation by numerous federal, state, local and foreign governmental authorities. In addition to obtaining the FDA's validation of the new facility, it is necessary to obtain FDA approval for human use of the Calcitonin to be produced in the facility. This will require various human and animal studies. The Company will then apply to the FDA for approval of the Company's Calcitonin for human use. The regulatory process for a pharmaceutical product may take a number of years and requires substantial resources. In the case of the regulatory process for the Company's Calcitonin products, the Company believes that it may be possible to abbreviate the process. However, there can be no assurance that regulatory approval will be obtained for the new facility or any of the Company's products. The inability to obtain, or delays in obtaining, such approvals would adversely affect the Company's ability to continue to fund its programs, produce marketable products, or to receive revenue from product sales or royalties. Furthermore, the extent of any adverse governmental regulation that may arise from future legislative and administrative action cannot be predicted.

         Dependence on Key Executives. Drs. Warren and Ronald Levy have been the principal executive officers of the Company since its inception. The Company relies on them for their leadership and scientific direction. Neither Dr. Warren
P. Levy nor Dr. Ronald S. Levy has an employment agreement with the Company. Each of them has entered into an agreement with the Company providing that he shall not engage in any other employment or business for the period of his employment with the Company. At the present time, the loss of the services of either of these individuals could have a material adverse impact on the Company's business.

         Attraction and Retention of Key Personnel. The Company's ability to obtain required governmental approvals, produce its products, obtain research contracts and develop new technologies will depend in part on its ability to attract and retain highly qualified scientific personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract and retain such personnel.

         Shares Eligible For Future Sale; Outstanding Convertible Securities, Warrants And Options. Other than the issued or to be issued shares of Common Stock to which this Prospectus relates, there are 6,708,408 shares of Common Stock that are registered under the Securities Act and are issuable upon exercise of its publicly traded Class B Warrants at an exercise price of $4.1694 per share as of May 13, 1996; 4,540,000 shares of Common Stock that are issuable upon conversion of the Company's 10% convertible debentures; and 917,215 shares issuable under purchase options exercisable at prices ranging from $1.00 to $3.00 per share. In addition, 4,138,350 outstanding shares of Common Stock are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. Such restricted securities may be sold only in compliance with Rule 144, or pursuant to registration under the Securities Act or pursuant to another exemption therefrom. The Company may issue additional convertible securities, options, warrants and shares in the future. Transactions by the Company, or the occurrence of certain other future events, may require adjustment of the exercise or conversion price and other terms of the Company's convertible securities, options and warrants including, in some circumstances, an increase in the number of shares issuable thereunder.

         The Company cannot predict the adverse effect that market sales of Common Stock, the conversion of such convertible securities, the exercise of such options or warrants, or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time, although it is likely that sales of a large number of securities would depress such market price. The Company also cannot predict the adverse effect, if any, that such convertible securities, options, warrants and shares available for sale will have on the ability of the Company to obtain additional capital or the terms and conditions thereof.

         Possible Volatility of Securities Prices. The market prices of the Company's securities may be highly volatile. Factors such as announcements by the Company or others of technological innovations, regulatory matters, new products or procedures, proposed government regulations, developments or disputes relating to patents or proprietary rights, and public concern over the safety of activities or products may have a significant impact on the market price of the Company's securities. In addition, future sales of shares of Common Stock by shareholders and by the holders of convertible securities, warrants and options could have an adverse effect on the prices of the Company's securities. See "Risk Factors - Shares Eligible for Future Sale; Outstanding Convertible Securities, Warrants and Options."

         Voting Control. Warren P. Levy, Ronald S. Levy and Jay Levy, founders of the Company, beneficially own, approximately 16% of the outstanding Common Stock (assuming that outstanding convertible securities, warrants and options held by others are not converted or exercised) and, thus, effectively may have the ability to elect the entire Board of Directors and control the affairs of the Company.

         Dividends. The Company has not paid any cash dividends on its Common Stock since its inception and anticipates that, for the foreseeable future, it will not pay any cash dividends.

         Limitation of Marketability of Company Securities. The Common Stock currently is traded on the Nasdaq National Market. In order for the Common Stock to continue to qualify for inclusion on the Nasdaq National Market, among other requirements, the Company must have net tangible assets of at least $4.0 million. As of March 31, 1996 the amount of the Company's net tangible assets was approximately $3.0 million. See "Risk Factors - Absence of Operating Revenues and Liquidity; History of Losses; Auditors' Report - Going Concern Considerations." If the Company is unable to develop a plan satisfactory to Nasdaq by which it will be able to restore and maintain compliance with the Nasdaq National Market listing requirements it is likely that the Common Stock will be removed from trading on the Nasdaq National Market. Among the actions that could restore an adequate level of net tangible assets is the conversion of the Company's outstanding convertible securities. While the Company believes that such conversions are likely, there is no assurance that the extent or timing of such conversions will prevent the removal of the Common Stock from the Nasdaq National Market. Likewise, there is no assurance that the Company will be successful in any other actions that it might take to prevent a removal of the Common Stock from the Nasdaq National Market or that the Company will continue to meet all other requirements for continued trading on the Nasdaq National Market. If the Company's fails to meet the requirements for trading on the Nasdaq National Market and does not otherwise qualify for inclusion in the Nasdaq Small-Cap Market, the holders of Common Stock may find it difficult to obtain accurate quotations as to the market value of the Common Stock and may experience greater difficulties in attempting to sell the Common Stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market.

         If the Common Stock is not traded on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the Common Stock is less than $5.00 per share, the Common Stock would be classified as a "penny stock." As such the Common Stock would be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of such securities to persons other than a person who qualifies as an "established customer" or an "accredited investor." Among these requirements is that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make certain special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to the Common Stock could adversely affect the market liquidity of such securities, which in turn may affect the ability of the holders of the Common Stock to resell the securities.

                                   THE COMPANY

         Unigene Laboratories, Inc. is a health-care oriented biotechnology company which is engaged in research and production of cGMP Calcitonin and is planning to engage in the production and marketing in bulk of pharmaceutical grade Calcitonin. The Company's current business focus has shifted toward pharmaceutical production from its historical research orientation. The Company has succeeded in combining its proprietary amidation process with bacterial recombinant DNA technology to develop a peptide hormone production process. The Company believes that its proprietary amidation process will be a key step in the more efficient and economical commercial production of certain peptide hormones with diverse therapeutic applications. Many of these hormones cannot be produced at a reasonable cost in sufficient quantities for clinical testing or commercial use by currently available production processes. Using its proprietary process, the Company has produced laboratory-scale quantities of seven such peptide hormones: human Calcitonin, salmon Calcitonin, human Growth Hormone Releasing Factor, human Calcitonin Gene-Related Peptide, human Corticotropin Releasing Factor, human Amylin and a human Magainin. During 1991, a study commissioned by the Company was prepared by a professor of chemical engineering at the Massachusetts Institute of Technology. The study evaluated the economics for producing multi-kilogram quantities of Calcitonin and indicated that the Company's process for producing Calcitonin should reduce the cost and time required for commercial production by up to 95%.

         The Company's strategy is to develop proprietary products and processes with applications in human health-care, independently or in conjunction with pharmaceutical and chemical companies, in order to generate revenues from license fees, royalties and product sales in bulk. Generally, the Company seeks sponsors and licensees to provide research funding and assume responsibility for obtaining appropriate regulatory approvals, clinical testing, production and marketing of products derived from the Company's research activities. It has concentrated most of its efforts on one product - Calcitonin for the treatment of osteoporosis. The Company has built a production facility and plans to undertake production of pharmaceutical grade Calcitonin and will assume responsibility for the clinical testing and/or applying for regulatory approval for certain Calcitonin products.

         Since 1992, the Company has been producing and from time to time selling small quantities of research-grade salmon Calcitonin. During 1993, the Company began construction of a cGMP facility for the production of pharmaceutical-grade Calcitonin in leased premises located in Boonton, New Jersey which was mechanically completed during the fourth quarter of 1994. The facility will also produce the Company's proprietary amidating enzyme for use in producing Calcitonin. The initial production capacity of the facility is expected to be between 0.5-1.0 kilograms of bulk Calcitonin per year, representing approximately 10% of the current estimated world supply for this leading osteoporosis drug.

         The Company is following conventional procedures in order to secure the validation of the facility by the FDA in order to allow the Company to provide its Calcitonin for human use. Although the facility was inspected by an independent consultant and found to be in compliance with cGMP guidelines, there can be no assurance that FDA validation will occur. In addition there is no assurance that the facility production goals will be achieved, that there will be a market for the Company's products, that such production will be profitable to the Company, that others will not develop processes and products superior to, or otherwise precluding the commercial utilization of, the processes or products developed by the Company. The design of the facility is intended to allow for substantial increases in Calcitonin production utilizing the existing equipment with no additional capital expenditures or personnel. Although the facility will initially be exclusively devoted to Calcitonin production, it would be suitable for producing other peptide hormone products in the future. There can be no assurance that there will be sufficient acceptance of the Company's products in the marketplace for successful commercialization. See "Risk Factors - New Production Facility."

         In addition to obtaining the FDA's validation of the new facility, it is necessary to obtain FDA approval for human use of the salmon Calcitonin to be produced in the facility. This will require various human and animal studies. The Company will then apply to the FDA for approval of the Company's Calcitonin for human use. The Company expects that the requirements for such approval will be abbreviated. However, there can be no assurance that such requirements will be abbreviated or that the necessary governmental approvals will be obtained as projected. Expanded consumer acceptance of pharmaceutical-grade Calcitonin may be dependent on development of a consumer acceptable delivery system. A major pharmaceutical company received FDA approval during 1995 for the marketing of a nasal spray delivery system for Calcitonin, which could enlarge the market for Calcitonin. The Company and others are conducting research on oral delivery systems for Calcitonin. There can be no assurance that suitable delivery systems will be developed or that governmental approval of such delivery systems will be obtained.

         The Company is continuing its efforts to develop a Calcitonin pill. In December, 1995 and January, 1996, the Company successfully tested its proprietary Calcitonin pill in Phase I clinical trials in the United Kingdom. These studies indicated that the majority of those who received the pill showed levels of the hormone in blood samples taken during the trial. The Company believes that this is the first time significant blood levels of Calcitonin have been observed in humans following oral administration of the hormone. Results of a third Phase I trial showed that blood levels of the drug were obtained in all of the recipients. However, there is no assurance that these results will be replicated in further studies. The Company has recently filed a patent application for its oral formulation with the U.S. Patent and Trademark Office and plans to file an Investigational New Drug (IND) application with the FDA. There can be no assurance that either application will be approved as projected or that the Company will be successful in marketing its products.

         The planned activities of the Company are all subject to obtaining adequate financing. There can be no assurance that the Company will have sufficient resources to complete the preproduction process, to produce and market its products and to carry on its other projects. See "Risk Factors - Absence of Operating Revenues and Liquidity; History of Losses; Auditors' Report
- - Going Concern Considerations."

         The Company is currently engaged in two collaborative research programs. One, with Rutgers University College of Pharmacy, seeks to develop an oral drug delivery system for Calcitonin. The second collaboration, performed in conjunction with Yale University, is investigating novel applications for certain amidated peptide hormones, including CGRP, Calcitonin gene-related peptide.

         At present, the Company has no third party sponsored research agreements in effect. The Company is currently conducting discussions with major pharmaceutical companies regarding licensing and/or research agreements. There can be no assurance that such discussions will result in new research or licensing agreements or that the Company will be able to obtain adequate funding for its current or new projects. The Company is dependent on large pharmaceutical companies, having much greater resources than the Company, for revenues from sales of product, research sponsorship, joint ventures and licensing arrangements. See "Risk Factors - Dependence on Large Pharmaceutical Companies" and "Risk Factors - Risks of International Operations."

         The Company has established a multi-disciplinary research team to adapt current genetic engineering technologies to the development of proprietary products and processes. The Company, at May 1, 1996, had 60 full-time employees, including 25 research and development personnel and 24 pre-production personnel. 10 employees have Ph.D. degrees in the fields of molecular biology, microbiology, biochemistry, pharmacology or organic chemistry. The Company's employees have expertise in molecular biology, including DNA cloning, synthesis, sequencing and expression; protein chemistry, including purification, amino acid analysis, synthesis and sequencing proteins; immunology, including tissue culture, monoclonal and polyclonal antibody production and immunoassay development; chemical engineering; pharmaceutical production; quality assurance; and quality control. None of the Company's employees is covered by a collective bargaining agreement.

         The Company was incorporated under the laws of the State of Delaware in November 1980. Its executive offices and laboratory facilities are located at 110 Little Falls Road, Fairfield, New Jersey, 07004, and its telephone number is
(201)882-0860.


                              SELLING SHAREHOLDERS


         2,869,565 of the shares of Common Stock offered hereby were issued or are issuable by the Company to holders (the "Debenture Holders") of $3,300,000 aggregate principal amount of the Company's 9.5% Senior Secured Convertible Debentures (the "Debentures") upon conversion of the Debentures. The Debentures were issued by the Company in a private transaction on March 6, 1996 and initially are convertible into Common Stock at a conversion rate of $1.15 per share that is subject to a downward adjustment upon the occurrence of certain events. The Debentures also contain certain anti-dilution provisions which may require the Company to issue additional shares of Common Stock upon conversion thereof. In connection with the issuance of the Debentures, the Company agreed to register the Common Stock into which the Debentures are convertible under the Securities Act and to keep such registration effective for a period ending on the earlier of (i) February 28, 1999 and (ii) the date upon which the Debenture Holders are able to resell all of the Common Stock into which the Debentures are convertible without registration under the Securities Act. An additional 225,000 of the shares of Common Stock offered hereby were issued or are issuable by the Company to the Debenture Holders upon exercise of certain of the Company's warrants held by the Debenture Holders. The Debenture Holders purchased such warrants in November 1995 from a holder who received warrants from the Company in connection with a loan by such holder to the Company. The warrants held by the Debenture Holders initially are exercisable at a price of $1.375 per share that is subject to a downward adjustment upon the occurrence of certain events.

Such warrants also contain certain anti-dilution provisions which may require the Company to adjust the exercise price and to issue additional shares of Common Stock upon the exercise thereof. The Company agreed to register the Common Stock for which such warrants are exercisable under the Securities Act. The table below sets forth the name of each Debenture Holder and certain information with respect to the beneficial ownership of Common Stock and number of shares of Common Stock offered by each Debenture Holder.

         3,456,536 of the shares of Common Stock offered hereby were issued or are issuable by the Company to holders (the "Warrantholders") upon exercise of warrants of the Company (the "Warrants"). The Warrants were issued by the Company between October 1994 and April 1996 in consideration of certain financial and consulting services performed for the Company or in connection with loans to the Company. The Warrants initially are exercisable at prices ranging from $1.375 to $3 per share. Certain of the Warrants contain adjustment provisions which may result in a downward adjustment in the exercise price upon the occurrence of certain events. Certain of the Warrants also contain certain anti-dilution provisions which may require the Company to adjust the exercise price and to issue additional shares of Common Stock upon the exercise thereof. In connection with the issuance of the Warrants, the Company agreed to register the Common Stock for which the Warrants are exercisable under the Securities Act. The table below sets forth the name of each Warrantholder and certain information with respect to the beneficial ownership of Common Stock and number of shares of Common Stock offered by each Warrantholder.

         115,000 of the shares of Common Stock offered hereby were issued or are issuable by the Company to holders (the "Optionholders") upon exercise of options granted by the Company (the "Options"). The Options were granted by the Company between January 1993 and April 1996 in consideration of certain consulting services performed for the Company by the holders thereof. The Options are exercisable at prices ranging from $1.4375 to $4.5625 per share. The Options also contain certain anti-dilution provisions which may require the Company to issue additional shares of Common Stock upon the exercise thereof. The Company agreed to register the Common Stock for which the Options are exercisable under the Securities Act. The table below sets forth the name of each Optionholder and certain information with respect to the beneficial ownership of Common Stock and number of shares of Common Stock offered by each Optionholder.

         826,000 of the shares of Common Stock offered hereby were issued by the Company to certain stockholders (the "Private Placement Stockholders") in a private placement completed February 1996. In connection with the private placement, the Company agreed to register the Common Stock issued in the private placement under the Securities Act. The table below sets forth the name of each Private Placement Stockholder and certain information with respect to the beneficial ownership of Common Stock and number of shares of Common Stock offered by each Private Placement Stockholder.

         200,100 of the shares of Common Stock offered hereby were or will be issued by the Company to certain other holders (the "Other Holders"). 10,000 of such shares of Common Stock will be issued to Kien-Tsai Chen in consideration for services performed for the Company. Certain of the Other Holders received shares of Common Stock in connection with such Other Holders' exercise, between June 1994 and January 1995, of options purchased from persons who received such options from the Company in connection with certain loans made to the Company in 1985. One of the Other Holders, Jay Levy, is one of the founders of the Company and currently serves as the Chairman of the Board of Directors and Treasurer of the Company. Mr. Levy acquired the 109,350 shares of Common Stock offered hereby on June 21, 1994 for $150,000 upon the exercise of a stock option which was granted to him in connection with a loan by him to the Company in 1984. The table below sets forth certain information with respect to the beneficial ownership of Common Stock and number of shares of Common Stock offered by each Other Holder.

         This Prospectus covers any additional shares of Common Stock that are issued pursuant to the conversion of the Debentures or the exercise of the Warrants, the Options the other outstanding warrants described herein by reason of the anti-dilution provisions thereof.

         Other than as described above, none of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years. The following table sets forth as of May 15, 1996, with respect to each Selling Shareholder: name, number of shares of Common Stock beneficially owned (including any shares into which the Debentures are immediately convertible and for which the Warrants, Options and other outstanding warrants are immediately exercisable), number of shares of Common Stock to be offered and number of shares of Common Stock to be held following the offering, assuming the sale of all of the Common Stock offered hereby. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein or to disclose the names and relationships to the Company of additional Selling Shareholders (including persons or entities who may be transferees of the Selling Shareholders named below) and the holdings of Common Stock of such additional Selling Shareholders.

                                               Beneficial Ownership of            Shares of Common           Beneficial Ownership of
                                                Common Stock Prior to                Stock Being                Common Stock After
                                                       Offering                        Offered                       Offering

Name                                            Number            Percent              Number                  Number       Percent
- ----                                            ------            -------              ------                  ------       -------
Debenture Holders:

Nelson Partners(1)                             2,397,391             8.8              2,397,391                      0          *
Olympus Securities, Ltd.(2)                      697,174             2.7                697,174                      0          *


Warrantholders:

DeJufra, Inc.                                    123,536              *                 123,536                      0          *
Patrick Tedesco                                  224,000              *                 224,000                      0          *
Paul Weber                                       217,500              *                 217,500                      0          *
Bishop Rosen & Co., Inc.                         107,500              *                 107,500                      0          *
Annette North                                     84,000              *                  84,000                      0          *
Richard Kripaitis                                101,000              *                 101,000                      0          *
Cornerstone Capital, Inc.                         70,000              *                  70,000                      0          *
Thomas Redington                                 400,000             1.6                400,000                      0          *
Michael C. Kendrick                              184,750              *                 184,750                      0          *
P. Bradford Hathorn                               20,000              *                  20,000                      0          *
Lance T. Bury                                     20,000              *                  20,000                      0          *
Gerald D. Harris                                   5,000              *                   5,000                      0          *
Enigma Investments Limited                        12,500              *                  12,500                      0          *
Charles Krusen                                    17,000              *                  17,000                      0          *
Eric S. Swartz                                   184,750              *                 184,750                      0          *
David K. Peteler                                   5,000              *                   5,000                      0          *
Dwight B. Bronnum                                  2,500              *                   2,500                      0          *
Robert L. Hopkins                                  2,500              *                   2,500                      0          *
MicroCap Fund, Inc.                              675,000             2.7                675,000                      0          *
Reseau de Voyages Sterling, Inc.               1,000,000             3.9              1,000,000                      0          *


Optionholders:

Agnes Vignery, M.D.(3)                           110,000              *                 110,000                      0          *
Marvin Moser                                       5,000              *                   5,000                      0          *















                                     - 15 -

                                               Beneficial Ownership of            Shares of Common           Beneficial Ownership of
                                                Common Stock Prior to                Stock Being                Common Stock After
                                                       Offering                        Offered                       Offering

Name                                            Number            Percent              Number                  Number       Percent
- ----                                            ------            -------              ------                  ------       -------
Private Placement Stockholders:

H.T. Ardinger, Jr.                               250,000             1.0                250,000                      0          *
Jerome Berkowitz                                  40,000              *                  40,000                      0          *
James Sanderson                                   50,000              *                  50,000                      0          *
Richard Garrett                                   10,000              *                  10,000                      0          *
Stanley Aber                                      12,000              *                   6,000                  6,000          *
Michael Samuel                                    14,565              *                   5,000                  9,565          *
Sylvia Bond                                       25,000              *                  25,000                      0          *
Leonard Leff                                      48,500              *                  25,000                 23,500          *
Herb Fisher Trust                                150,000              *                  50,000                100,000          *
Richard Scagnelli                                  5,000              *                   5,000                      0          *
Richard & Vilma Scagnelli (Jt. Ten.)              30,000              *                   5,000                 25,000          *
Hamdi A. Al-Alami                                100,000              *                 100,000                      0          *
Manny Siegman                                     50,000              *                  50,000                      0          *
Raymond Sales                                    267,000             1.1                 55,000                212,000          *
Benedict Morelli                                 165,000              *                  20,000                145,000          *
Charles A. Barnes, Jr. Trust                      76,300              *                  20,000                 56,300          *
Douglas Tygielski                                119,800              *                 110,000                  9,800          *


Other Holders:

Kien-Tsai Chen                                    10,000              *                  10,000                      0          *
Jay Levy(4)                                      439,950             1.8                109,350                330,600         1.3
A. Martin Randall                                 50,000              *                  20,000                 30,000          *
Mario Taverna                                    334,250             1.3                 60,750                273,500         1.1

- --------------------
* Less than one percent.

(1)  Includes   2,217,391  shares   immediately   issuable  upon  conversion  of
     Debentures and 180,000 shares immediately issuable upon exercise of outstanding warrants.

(2) Includes 652,174 shares immediately issuable upon conversion of Debentures and 45,000 shares immediately issuable upon exercise of outstanding warrants.

(3) Includes 100,000 shares issuable to Dr. Vignery upon satisfaction of certain conditions.

(4) Does not include 200,000 shares of Common Stock held by a trust in which Mr. Levy has a pecuniary interest.

                              PLAN OF DISTRIBUTION

         The purpose of this Prospectus is to permit the Selling Shareholders, if they desire, to dispose of some or all of the shares at such times and at such prices as they choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of the Selling Shareholders.

         The Common Stock covered by this Prospectus may be offered for sale from time to time by the Selling Shareholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Common Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with sales pursuant hereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders. The Selling Shareholders have agreed or may agree to indemnify the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act. In addition, the Company has in some cases agreed to indemnify the Selling Shareholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act.

         The Company has agreed to supply the Selling Shareholders with such number of copies of this Prospectus as they may reasonably request. The Selling Shareholders will in all cases be responsible for complying with the prospectus delivery requirements of Section 5(b)(2) of the Securities Act in connection with the offering and sale of the shares.


                                  LEGAL MATTERS

         Certain legal matters in connection with the securities offered hereby are being passed upon for the Company by Covington & Burling, Washington, D.C. and by Becker Ross Stone DeStefano & Klein, New York, N.Y. The wife of James J. Ross, an attorney who is of counsel to Becker Ross Stone DeStefano & Klein, holds a one-third interest in a family partnership which is the beneficial owner of 18,225 shares of the Company's Common Stock.


                                     EXPERTS

         The audited financial statements of Unigene Laboratories, Inc. as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 incorporated by reference in this Prospectus have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution*

         The expenses  payable by the Registrant in connection with the issuance
and  distribution  of  the  securities  being  registered   hereby  (other  than
underwriting discounts and commissions) are set forth below:


Securities and Exchange Commission Registration Fee.................. $ 12,312
Nasdaq Listing Fee...................................................   34,020
Blue Sky Fees and Expenses...........................................        0
Accounting Fees and Expenses.........................................    2,000
Legal Fees and Expenses..............................................   35,000
Registrar and Transfer Agent's Fees and Expenses.....................        0
Miscellaneous Expenses...............................................    1,000
Printing Costs.......................................................        0

                   Total ............................................ $ 84,332

- ----------------------------------
*Except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee all expenses are estimated.



Item 15.  Indemnification of Directors and Officers

         Article VI of the Company's By-Laws requires the Company to indemnify each of its directors and officers to the extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened pending or completed action by or in the right of the corporation, a corporation also may indemnify any director, officer, employee or agent for costs actually and reasonably incurred by him in connection with the defense or settlement of the action, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required to indemnify such person against the expenses (including attorneys' fees) actually and reasonably incurred.

         The Company's Certificate of Incorporation provides that its directors shall not be liable for monetary damages to the Company or its stockholders for breach of the directors' fiduciary duty as directors. However, each director is subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.


Item 16.  Exhibits

4.1      Certificate   of   Incorporation   and  Amendments  to  Certificate  of
         Incorporation (incorporated by reference to Exhibits 3.1 and 3.1.1 to Company's Registration Statement No. 33-6877 on Form S-1).

4.2 By-Laws.* (incorporated by reference to Exhibit 3.2 to Company's Registration Statement No. 33-6877 on Form S-1).

5.1 Opinion of Covington & Burling as to the legality of certain of the shares being registered.*

5.2 Opinion of Becker Ross Stone DeStefano & Klein as to the legality of certain of the shares being registered.*

23.1     Consent of Independent Certified Public Accountants.

23.2     Consent of Covington & Burling  (included  in opinion  filed as Exhibit
         5.1).

23.3 Consent of Becker Ross Stone DeStefano & Klein (included in opinion filed as Exhibit 5.2).

24.1 Powers of Attorney of Directors of Unigene Laboratories, Inc. (included on page II-6).

- ----------------------------------

*        To be filed by amendment.


Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment   to  the   Registration
                  Statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or controlling persons of the Registrant by charter, by-law, contract, statute or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933 certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Fairfield, New Jersey, on the 24th day of May, 1996.


                                     UNIGENE LABORATORIES, INC.


                                     By /s/ WARREN P. LEVY
                                        ----------------------------
                                        Warren P. Levy, President


         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Warren P. Levy and Ronald S. Levy or any of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute and file any or all amendments to this Registration Statement (including, without limitation, post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought) with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause be done.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature
- ---------
Title
- -----
Date
- ----


/s/ WARREN P. LEVY
- ----------------------------------
Warren P. Levy


Director, President
(principal executive officer)


May 24, 1996


/s/ RONALD S. LEVY
- ----------------------------------
Ronald S. Levy

Director, Vice President

May 24, 1996


/s/ JAY LEVY
- ----------------------------------
Jay Levy

Chairman of the Board of Directors,
Treasurer (principal financial and
accounting officer)

May 24, 1996


/s/ ROBERT RUARK
- ----------------------------------
Robert Ruark

Director

May 24, 1996

/s/ GEORGE M. WEIMER
- ----------------------------------
George M. Weimer

Director

May 24, 1996
                                      II-6